EXHIBIT 99.1

Rimage Reports Third Quarter Sales and Earnings

Minneapolis, MN—October 22, 2008—Rimage Corporation (Nasdaq: RIMG) today reported sales of $25,210,000 for the third quarter of 2008 ended September 30, compared to $33,650,000 in the year-earlier period, which included $8.4 million of retail-related equipment sales, maintenance contracts and replacement printer ribbons. There were no significant equipment sales into the retail market in the current quarter. Third quarter earnings of $4,006,000 or $0.42 per diluted share were down from $6,203,000 or $0.59 per diluted share in the same period of 2007.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Rimage’s third quarter results exceeded our previously issued guidance for this period due to higher than forecasted sales of digital publishing equipment transacted through our global sales channel, which had a positive impact on Rimage’s profitability for this period. Rimage’s ability to remain solidly profitable amid today’s difficult economic environment stems from several factors. Our distribution partners and field sales representatives, both of which are reporting ongoing interest in our systems across a broad range of applications, have stepped up their efforts to pursue all available opportunities. We are continuing to benefit from our position as the industry-leading provider of CD/DVD/Blu-ray publishing solutions for mission-critical, high-end applications. The $2.0 million of annualized expense reductions that we instituted earlier this year have streamlined our cost structure. Equally important, our strong financial condition is enabling us to operate effectively in a global economy where credit has become difficult to attain. With quarter-ending cash and investments of nearly $91 million and a debt-free balance sheet, we have more than ample resources for supporting our various growth initiatives.”

He continued: “We expect to continue being affected by the lengthened selling cycles for our equipment that has resulted from the cautious attitude of many customers toward capital expenditures. Even so, we expect to remain solidly profitable in the fourth quarter and are forecasting earnings of $0.15 to $0.21 per diluted share on sales of $20 to $22 million for the three-month period ending December 31, 2008. In addition, we remain optimistic about Rimage’s longer-term prospects. We are establishing the foundation required for penetrating several highly promising business services markets. Supported by our strong cash position, we also are moving forward with important enhancements to our disc publishing systems that will keep Rimage at the forefront of the on-demand disc publishing industry.”

Financial Review

Sales of digital publishing systems declined in this year’s third quarter, due to the absence of significant equipment sales into the retail market.

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 3% in the third quarter of 2008 and accounted for 58% of sales, compared to 43% in the third quarter of 2007. The growth in consumables as a percentage of total sales reflects the fact that equipment accounted for a significantly higher proportion of sales in the third quarter of 2007.

International sales declined 3% in the third quarter and accounted for 35% of total sales, compared to 27% of total sales in the year-earlier period. Rimage’s European and Asian operations are being affected by weakening economic conditions.

Cash and investments totaled $90.6 million at September 30, compared to $93.7 million at the end of the second quarter and $94.2 million at the beginning of 2008. During the third quarter, Rimage used cash of $4.3 million to repurchase approximately 275,000 shares under two 500,000 share buyback authorizations. Approximately 449,000 shares remain available for repurchase under the uncompleted authorization. Cash of $3.9 million also was used to purchase Rimage’s Minneapolis headquarters and manufacturing facility.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and Blu-ray (BD) publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD/BD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD/BD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$25,210	$33,650	$70,645	$80,662
Cost of revenues	13,233	17,238	39,077	43,105
Gross profit	11,977	16,412	31,568	37,557
Operating expenses:
Research and development	1,227	1,592	4,091	4,622
Selling, general and administrative	5,225	6,180	17,535	18,292
Total operating expenses	6,452	7,772	21,626	22,914
Operating income	5,525	8,640	9,942	14,643
Other income, net	711	1,021	2,080	2,609
Income before income taxes	6,236	9,661	12,022	17,252
Income tax expense	2,230	3,458	4,303	6,006
Net income	4,006	6,203	7,719	11,246

Net income per basic share	$0.42	$0.63	$.80	$1.13

Net income per diluted share	$0.42	$0.59	$.79	$1.07
Basic weighted averageshares outstanding	9,465	9,890	9,629	9,992
Diluted weighted averageshares outstanding	9,595	10,302	9,820	10,466

Consolidated Balance Sheet Information:

	Balance as of
	September 30, 2008	December 31, 2007

Cash and marketable securities	$56,621	$59,021
Receivables	15,228	14,447
Inventories	5,914	8,075
Total current assets	80,461	84,771
Property and equipment, net	6,465	3,206
Marketable securities – non-current	33,992	35,201
Total assets	123,101	125,096
Current liabilities	14,113	17,882
Long-term liabilities	2,380	2,153
Stockholders’ equity	106,608	105,061

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144